Exhibit 99.1

Contact:
Global Logistics Acquisition Corp.	Brainerd Communicators, Inc.
Gregory E. Burns	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(646) 495-5094	(212) 986-6667

Global Logistics Acquisition Corporation Announces Further Adjournment of Special Meeting and Agreement of Certain
Investors to Purchase Additional Shares of Its Common Stock

New York, NY, February 8, 2008 – Global Logistics Acquisition Corporation (AMEX:GLA; GLA.U; GLA.WS) (“GLAC”) announced today that its special meeting of stockholders that took place on February 7, 2008 and was adjourned to February 8, 2008, has been further adjourned. The special meeting will resume on Monday, February 11, 2008 at 3:00 p.m. Eastern and will take place at the offices of Graubard Miller, GLAC’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

GLAC also announced that an entity affiliated with certain of the stockholders of The Clark Group, Inc. (“Clark”) has agreed to use reasonable efforts to purchase up to 820,000 shares of GLAC’s common stock that were issued in its public offering from holders of such shares who have indicated their intention to vote against the proposal to approve GLAC’s proposed acquisition of Clark that will be considered at GLAC’s special meeting of stockholders scheduled to be held on February 7, 2008 and adjourned until February 8, 2008. Such shares will be in addition to the 2,380,000 shares already purchased by the purchaser pursuant to an agreement entered into on February 1, 2008. The agreement also provides that the purchaser will use reasonable efforts to obtain proxies from the sellers so that the shares may be voted in favor of the proposal or to cause the sellers to so vote such shares. GLAC will grant the purchaser demand and piggy-back registration rights with respect to the shares following the closing of the proposed acquisition similar to those granted in connection with the previous purchases.

GLAC further announced that certain of its founders have agreed to give the purchaser a 30-day “put” option that will require them, upon exercise by the purchaser, to purchase 120,000 of such additional shares from the purchaser at the price at which they are purchased by the purchaser. If the put option is exercised, such founders will have similar registration rights to those granted to the purchaser.

The agreement with the purchaser also provides that certain of the GLAC founders will transfer 100,000 of their shares to the purchaser if the acquisition proposal is approved and the acquisition is consummated. The transfer of 25,000 of such shares would be made at the time of the consummation of the acquisition, subject to six-month lock-up arrangements that were effected in connection with GLAC’s initial public offering. The transfer of the remaining 75,000 of such shares would be made upon the release of such shares from the terms of an escrow agreement to be entered into upon the closing of the acquisition that provides that shares placed in escrow by certain of the founders will be released if the price of the GLAC common stock equals or exceeds $11.50 per share for 20 out of any 30 consecutive trading days during the period ending on the fifth anniversary of the closing of the acquisition. If such condition is not achieved, the shares placed in escrow by such founders will be canceled with no further obligation on the part of the transferors. The purchaser would be granted demand registration rights and also piggy-back registration rights that are consistent with the registration rights the GLAC founders have with respect to their founders’ shares. If fewer than 820,000 shares are acquired by the purchaser, the other share amounts, including shares subject to the put option, will be proportionally reduced. The transfer of shares under this agreement, as well as the transfer of shares pursuant to an agreement entered into on February 1, 2008, will have no impact on GLAC’s fully diluted shares outstanding.

About The Clark Group

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

About Global Logistics Acquisition Corporation

Global Logistics Acquisition Corporation, a publicly traded acquisition corporation, is focused solely on acquiring privately held transportation and logistics companies. It raised net proceeds of approximately $88 million through its initial public offering in February 2006 led by BB&T Capital Markets and EarlyBirdCapital, Inc. Please visit www.glacteam.com for more information.

Additional Disclosure

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of GLAC and does not constitute an offer of any securities of GLAC for sale. The matters referred to in this press release will be reported on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, with the purchase agreements referred to herein included as exhibits. Purchases made by the Clark purchaser and the GLAC founders pursuant to such agreements will also be reported on Current Reports on Form 8-K that will be filed with the Securities and Exchange Commission as soon as practicable after such purchases are made. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO ALL GLAC STOCKHOLDERS OF RECORD ON JANUARY 25, 2008 BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT GLAC AND CLARK. Any solicitation of proxies will be made only by GLAC’s definitive proxy statement. Investors and security holders may access the definitive proxy statement and other documents filed by GLAC at the Securities and Exchange Commission’s web site at www.sec.gov.

This press release may contain certain forward-looking statements including statements with regard to the future performance of GLAC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in GLAC’s filings with the Securities and Exchange Commission. GLAC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.